UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)     February 23, 2011

Vishay Intertechnology, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-7416	38-1686453
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

63 Lancaster Avenue
Malvern, PA 19355		19355-2143
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code 610-644-1300

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 – Entry into a Material Definitive Agreement

On February 23, 2011, the Board of Directors of the Company amended and restated the 2007 Stock Incentive Program (the “2007 Program”). The amendments include the following:
  Elimination of share recycling, so that on the exercise of an option where the exercise price is paid via the tender of previously-owned shares or pursuant to an “immaculate cashless exercise,” the total “gross” number of option shares exercised is removed from the pool of shares available for future issuance. Similarly, shares withheld to pay income taxes in connection with the exercise of an option are also removed from the pool.
  Restrictions on re-pricing and cash repurchases of options without the prior approval of stockholders.
The 2007 Program was approved by stockholders at the 2007 annual meeting of stockholders, and certain amendments to the 2007 Program were approved by stockholders at the 2008 annual meeting of stockholders. The amendments adopted on February 23, 2011 do not require stockholder approval or ratification.

Other material terms and conditions of the 2007 Program are unchanged. The 2007 Program permits the grant of up to 3,000,000 shares of restricted stock, unrestricted stock, restricted stock units, and stock options to officers, employees, and non-employee directors. Such instruments are available for grant until May 22, 2017.

The description of the 2007 Program, as amended and restated on February 23, 2011 and set forth in this Item 1.01, is qualified in its entirety by reference to the text of the amended and restated 2007 Program incorporated by reference in this report as Exhibit 10.1.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 28, 2011, the Compensation Committee of the Board of Directors approved the base salary for Dr. Gerald Paul, the Registrant’s President and Chief Executive Officer, and the Board of Directors approved the base salaries of Dr. Felix Zandman, the Registrant’s Executive Chairman of the Board, Chief Technical and Business Development Officer, Mr. Marc Zandman, the Registrant’s Vice-Chairman of the Board, and Chief Administration Officer, and President - Vishay Israel Ltd., and Dr. Lior Yahalomi, the Registrant’s Executive Vice President and Chief Financial Officer, upon the recommendation of the Registrant’s Compensation Committee.

Base Salaries

The base salaries for 2011 are set forth below.

Name	Positions Held	2011 Base Salary
Dr. Felix Zandman	Executive Chairman of the Board, Chief Technical	$975,000(a)
	and Business Development Officer
Dr. Gerald Paul	President and Chief Executive Officer	€829,000
		(approximately
		$1,100,000)(b)
Marc Zandman	Vice-Chairman of the Board, Chief Administration	NIS 2,074,246
	Officer, and President - Vishay Israel Ltd.	(approximately
		$555,000)(c)
Dr. Lior Yahalomi	Executive Vice President and Chief Financial Officer	$434,000

(a)	No change versus prior year.
(b)	Salary will be paid in Euro
(c)	Salary will be paid in Israeli shekels

Long-term Equity Incentives

The employment agreements of the Registrant’s executive officers provide for annual grants of equity-based compensation in the form of restricted stock units (“RSUs”). Of the total equity-based compensation grant, 25% are in the form of time-vested restricted stock units that carry only a service condition. The remaining 75% of the grant are in the form of performance-based restricted stock units (“PBRSUs”). The PBRSUs will vest if certain defined performance criteria established by the Registrant’s Compensation Committee are realized. The grants are made pursuant to the Vishay Intertechnology 2007 Stock Incentive Program. They are based upon a percentage of base salary for the then current year as follows:

Name	LTI Value
Dr. Felix Zandman	160% of base salary
Dr. Gerald Paul	150% of base salary
Marc Zandman	100% of base salary
Dr. Lior Yahalomi	100% of base salary

The number of units granted annually to each executive is determined by multiplying the executive's base salary for the applicable year by the respective percentage set forth above and dividing by the closing price of the Registrant’s common stock on the New York Stock Exchange on the last trading day preceding January 1 of the applicable year. The RSUs will time-vest on January 1 of the third year following grant, with the performance vesting of the PBRSUs to occur on the date that the Compensation Committee certifies that the performance criteria have been satisfied.

The grants for 2011 under these equity compensation arrangements, which will time-vest on January 1, 2014, are as follows:

Name	Time-Vested	PBRSUs	Total Units
	RSUs Granted	Granted	Granted
Dr. Felix Zandman	26,567	79,700	106,267
Dr. Gerald Paul	28,101	84,304	112,405
Marc Zandman	9,452	28,355	37,807
Dr. Lior Yahalomi	7,391	22,173	29,564

Item 9.01 – Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description
10.1	Vishay Intertechnology, Inc. 2007 Stock Incentive Program (as amended and restated effective February 2011).

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

     Date: February 28, 2011

VISHAY INTERTECHNOLOGY, INC.

By:	/s/ Lior E. Yahalomi

Name: Dr. Lior E. Yahalomi
Title: Executive Vice President and
Chief Financial Officer